Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of YXT.COM GROUP HOLDING LIMITED of our report dated May 28, 2024, except for the change in the manner in which the Company accounts for segments discussed in Note 2 to the consolidated financial statements, as to which the date is April 24, 2025 relating to the financial statements, which appears in YXT.COM GROUP HOLDING LIMITED’s Annual Report on Form 20-F for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP

PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

June 26, 2026

www.pwccn.com	PricewaterhouseCoopers Zhong Tian LLP 11/F PricewaterhouseCoopers Center, Link Square 2 202 Hu Bin Road, Huangpu District, Shanghai 200021, China T: +86 (21) 2323 8888, F: +86 (21) 2323 8800